Exhibit 10.10

LOAN AND SECURITY AGREEMENT

No. V15102

This Loan and Security Agreement (this “Loan Agreement”), made as of June 5, 2015 by and between Ares Venture Financing, L.P. (“Lender”), with offices at 245 Park Avenue, 44th Floor, New York, NY 10167, and Everspin Technologies, Inc. (“Borrower”), a Delaware corporation with its principal place of business at 1347 N. Alma School Road, Suite 220, Chandler, AZ 85224.

In consideration of the promises set forth herein, Lender and Borrower agree upon the following terms and conditions:

1.	General Definitions

The following words, terms and /or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof giving effect to the numerical difference:

A. “Account” means any “account,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or licensed or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

B. “Account Debtor” means any Person obligated on an Account.

C. “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

D. “Approved Foreign Account Debtor” means any Account Debtor organized in a jurisdiction outside of the United States, approved by Lender in its reasonable discretion, which is not located in a jurisdiction for which support is excluded on the Country Limitation Schedule published each quarter by the Export-Import Bank of the United States at http://www.exim.gov/tools/country/country_limits.html, and for which invoices are sent by Borrower from the United States, and are denominated and paid in US Dollars.

E. “Borrower’s Liabilities” means all obligations and liabilities of Borrower to Lender (including without limitation all debts, claims, and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Loan Agreement and/or any promissory note or other instrument issued pursuant hereto or the “Other Agreements” (hereinafter defined), or by oral agreement or operation of law or otherwise, but specifically excluding any obligations and liabilities under the Warrant.

F. “Borrowing Base” means, at any time, eighty-five percent (85%) of Borrower’s Eligible Accounts from Accounts based within the United States at such time, together with eighty percent (80%) of Borrower’s

Eligible Accounts of any Approved Foreign Account Debtors, minus any Reserves established by Lender. Lender may, in its sole discretion, reduce the advance rate set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective upon delivery of notice thereof to Borrower.

G. “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by the Chief Executive Officer or Chief Financial Officer of Borrower, in substantially the form of Exhibit C or another form which is acceptable to Lender in its sole discretion.

H. “Business Day” means a day on which banks are not required or authorized to close in New York City or Chicago, Illinois.

I. “Cash” means all cash, money (as defined in the UCC), currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

J. “Change of Control” means, at any time, (i) the current shareholders of Borrower cease to beneficially own and control, directly or indirectly on a fully diluted basis, a majority of the economic and voting interests in Borrower’s capital stock or other ownership interests or (ii) any Person or group other than the current shareholders of Borrower shall have the right to elect a majority of the seats on Borrower’s board of directors; in each case, other than as a result of Borrower’s issuance of capital stock for cash (or conversion of debt) to venture capital firms, private equity, institutional and strategic investors if Borrower provides Lender with the names of such investors at least ten (10) days prior to such issuance.

K. “Charges” means all national, federal, state, county, city, municipal and/or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Collateral, Borrower’s Liabilities, Borrower’s business, Borrower’s ownership and/or use of any of its assets, and/or Borrower’s income and/or gross receipts.

L. “Chattel Paper” means any “chattel paper,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

M. “Cleanup” means all actions required to: (1) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

N. “Collateral” has the meaning set forth in Section 5.1.

O. “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

P. “Copyrights” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States or of any other country; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.

Q. “Default” means any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

R. “Deposit Accounts” means any “deposit accounts,” as defined in the UCC, and in any event includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

S. “Documents” means any “documents,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

T. “Eligible Accounts” means, at any time, the Accounts of Borrower arising in the ordinary course of business with respect to goods or software sold or licensed or services rendered by Borrower, including, without limitation, monthly subscription license payments, perpetual license payments, professional services billings and support and training billings which Lender determines in its reasonable discretion are eligible as the basis for the extension of Revolving Advances, hereunder. Without limiting Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of Lender;

(b) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States or (ii) is not organized under applicable law of the United States or any state of the United States other than Accounts (x) covered by credit insurance satisfactory to Lender, less any deductible, or (y) supported by letter(s) of credit advised through and acceptable to Lender in its discretion, unless, in either case, such Account is owed by an Approved Foreign Account Debtor;

(c) which is unpaid more than ninety (90) days after the date of the original invoice therefor (or sixty (60) days after the date of the original invoice therefor in respect of Accounts of any Approved Foreign Account Debtors);

(d) which is owed by an Account Debtor for which more than twenty percent (20%) of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owed by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to Borrower exceeds twenty percent (20%) of the aggregate Accounts;

(f) with respect to which any covenant, representation, or warranty contained in this Loan Agreement or in any Other Agreement has been breached or is not true;

(g) which (i) is not evidenced by an invoice or other documentation satisfactory to Lender which has been sent to the Account Debtor, (ii) represents a progress billing, (iii) represents obligations that do not arise from final sales or which are otherwise contingent upon Borrower’s completion of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (v) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been fully performed by Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent; (vi) ceased operation of its business or (vii) sold all or substantially all of its assets;

(k) which, if owed by any Account Debtor which is a distributor, is payable by any Person other than such Account Debtor;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by the government of the United States, or any department, agency, public corporation, or instrumentality thereof (unless the Federal Assignment of Claims Act procedures for giving notice of Lender’s security interest in such government Accounts are satisfied to Lender’s reasonable satisfaction);

(n) which is owed by any Affiliate, employee, officer, director, agent or stockholder of Borrower or any of its Affiliates;

(o) which, for any Account Debtor, exceeds a credit limit determined by Lender in its reasonable discretion, to the extent of such excess;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper or instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower has filed such report or qualified to do business in such jurisdiction;

(t) with respect to which Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than Borrower has or has had an ownership interest in such goods, or which indicates any party other than Borrower as payee or remittance party;

(w) which was created on cash on delivery terms; or

(x) which Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which Lender otherwise determines is unacceptable for any other reason in its reasonable discretion.

If an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify Lender thereof on and at the time of submission to Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending or of which the Account Debtor is permitted to avail itself under the credit terms provided to such Account Debtor, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by Borrower to reduce the amount of such Account. Standards of eligibility may be made more or less restrictive from time to time solely by Lender in its sole discretion after consultation with Borrower, with any such changes to be effective three (3) days after delivery of notice thereof to Borrower.

U. “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, an obligation to conduct a Cleanup or potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned, leased or operated by Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

V. “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.

W. “Equipment” means any “equipment”, as defined in the UCC, and in any event shall include but not be limited to computers and peripherals, laboratory equipment, manufacturing equipment, networking equipment, switching and backbone equipment, servers and routers and other hardware including disk drives and laser printers, office furniture, fixtures and office equipment, test and other equipment, and software, and all accessions, additions, attachments, accessories and improvements thereof and all replacements and/or substitutions therefore and all proceeds and products thereof.

X. “Event of Default” has the meaning set forth in Section 8.1.

Y. “Financials” means those financial statements described in Section 7.3.

Z. “Fixtures” means any “fixtures,” as defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

AA. “GAAP” means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

BB. “General Intangibles” means any “general intangibles,” as defined in the UCC, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment; payment intangibles; software; proprietary or confidential information; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

CC. “Goods” means any “goods,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

DD. “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

EE. “Instruments” means any “instrument,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

FF. “Intellectual Property” means all Copyrights; Trademarks; Patents; and Licenses; and applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

GG. “Inventory” means any “inventory,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all Goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower’s account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

HH. “Investment Property” means all “investment property,” as defined in the UCC, and in any event includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

II. “Letter of Credit Rights” means any “letter of credit rights,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

JJ. “Libor” means the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If Bloomberg Professional Service no longer reports the Eurodollar Rate, the British Bankers Association is no longer making eurodollar rates available, or the Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to the Lender in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to the Lender in the London Interbank Market, the Lender may select a replacement index or replacement page, as the case may be. For purposes hereof, the Interest Period shall be three (3) months.

KK. “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.

LL. “Loan” has the meaning set forth in Section 2.2.

MM. “Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets, business prospects, results of operations or financial condition of Borrower, (ii) the prospect of repayment of any portion of Borrower’s Liabilities, when due, (iii) the validity, perfection, value or priority of

Lender’s security interest in the Collateral, (iv) the enforceability of any material provision of this Loan Agreement or any Other Agreement or (v) the ability of Lender to enforce its rights and remedies under this Loan Agreement or any Other Agreement.

NN. “Material Investor” means any venture capital, private equity, institutional or strategic investor now or hereafter holding or having the ability to control ten percent (10%) or more of the voting securities of Borrower and its Affiliates.

OO. “Material Investor Event” means that (i) any Material Investor shall sell, transfer or otherwise assign the majority of its interest in Borrower to an unaffiliated passive investor, and such Material Investor is not replaced at such time by an existing or new, active Material Investor which is a venture capital, private equity, institutional or strategic investor having comparable experience and assets under management, as determined by Lender’s in its reasonable discretion, (ii) Borrower’s Material Investors shall fail to fund Borrower in the amounts and in the timeframe necessary to enable Borrower to satisfy Borrower’s Liabilities as they become due and payable, or (iii) any Material Investor shall have its representative resign from the Board of Directors of Borrower and such Material Investor does not replace the representative director within seventy-five (75) days.

PP. “Other Agreements” means all agreements, instruments and documents, including, without limitation, the Warrants, any notes, guaranties, letters of credit, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, warrants, account pledge and control agreements, fee arrangements, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf and/or for the benefit of Borrower and delivered to Lender.

QQ. “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

RR. “Patents” means all of the following property, now owned or hereafter acquired by Borrower: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

SS. “Permitted Debt” means (i) Borrower’s indebtedness to Lender under this Loan Agreement or any of the Other Agreements; (ii) indebtedness to trade creditors incurred in the ordinary course of business on ordinary trade terms and accrued expenses incurred in the ordinary course of business; (iii) other indebtedness for equipment financing in an aggregate outstanding principal amount not to exceed $500,000 at any time; (iv) any extension, renewal or refinancing of the indebtedness described in (iii) above, provided that the principal amount of, and interest rate on, such indebtedness may not be increased; (v) reimbursement obligations of Borrower to Silicon Valley Bank (“SVB”) in respect of a credit card facility (not to exceed $150,000 in the aggregate), a letter of credit facility in favor of Taiwan Semiconductor Manufacturing Corporation (not to exceed $200,000) and a foreign exchange facility (not to exceed $25,000); or (vi) unsecured, subordinated indebtedness of Borrower, subject to a subordination agreement satisfactory to Lender in its discretion from new or existing stockholders or strategic investors or partners.

TT. “Permitted Joint Ventures” means any agreement or arrangement for the development, manufacture and distribution of technology, processes and products, including (i) licenses of Intellectual Property, (ii) agreements pursuant to which Borrower is obligated to purchase or pay for minimum amounts of product, (iii) agreements under which tools and other equipment is consigned or lent to a third party for the production or testing of Borrower’s products, (iv) agreements for the sale of inventory at lower prices than would otherwise apply where Borrower derives other benefits under such agreements, (v) agreements under which Borrower and a third party allocate employees or resources to develop technology or other assets for the benefit of each of Borrower and such third party, (vi) agreements under which a third party pays Borrower money in connection with a project and Borrower spends that money to complete the project, as long as the net outlay by Borrower of cash does not exceed the amount of the original contribution; and (vii) joint venture agreements, as long as (A) in all cases Borrower’s Board of Directors has approved such agreement or arrangement, and consummation of such transaction will not result in a Change of Control, and, (B) in the event Borrower or its Subsidiary is required to contribute Cash to such joint venture, (I) at the time of entering such joint venture, Borrower shows the amount of Cash on its balance sheet exceeds the amount of Cash required to fund its operations for the next succeeding 6 months (as determined by Borrower’s Board of Directors in its reasonable discretion, based upon Borrower’s historical cash burn and any reasonably anticipated changes thereto over such period), (II) the amount of Cash required from Borrower or its Subsidiaries in connection with such joint venture does not exceed $500,000, and (III) the amount of Cash required to be contributed by Borrower or its Subsidiaries in connection all joint ventures does not exceed $1.5 million in the aggregate.

UU. “Permitted Liens” means all (i) Charges for amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet delinquent or that are being contested in good faith by appropriate proceedings being diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP; (iii) liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (iv) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (v) banker’s liens, rights of setoff and similar liens arising by operation of law on deposits made in the ordinary course of business, provided such liens do not arise in respect of borrowed money; (vi) non-exclusive licenses and sublicenses granted by Borrower or any of its Subsidiaries in the ordinary course of business; and (vii) liens arising in connection with indebtedness described in clause (iii) or (iv) of the definition of Permitted Debt on any Equipment (and any accessions, attachments, replacements or improvements thereon) which was acquired or financed by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment, provided that the lien is confined solely to the Equipment so acquired or financed, and improvements thereon and the proceeds thereof; and (viii) liens arising in connection with indebtedness described in clause (v) of the definition of Permitted Debt provided that the liens in favor of SVB are capped at $375,000 and are subject to an intercreditor between Lender and SVB, satisfactory to Lender in its reasonable discretion.

VV. “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

WW. “Prime Rate” for each month means the rate of interest per annum quoted by The Wall Street Journal as the “Prime Rate” in the United States or if The Wall Street Journal ceases to quote such rate, the rate of interest per annum published by the Federal Reserve Board in Federal Reserve Statistical Release H-15 (519) (Selected Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board (as determined by Lender). Any change in the Prime Rate hereunder due to a change in the reference rate shall be effective on the effective date of such change in the reference rate.

XX. “Proceeds” means “proceeds,” as defined in the UCC.

YY. “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

ZZ. “Reserves” means all reserves which Lender deems necessary, in its sole discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on Borrower’s Liabilities, reserves for rent at locations leased by Borrower and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of

Accounts, reserves for direct and contingent obligations owed to third parties, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to Borrower or the Collateral.

AAA. “Revolving Advance” has the meaning set forth in Section 2.1(b).

BBB. “Revolving Commitment” means the commitment, if any, of Lender to make Revolving Advances hereunder, subject to the terms hereof, as such commitment may be reduced from time to time pursuant to Section 4.3 or Section 8.2. The initial amount of Lender’s Revolving Commitment is Four Million Dollars ($4,000,000).

CCC. “Revolving Loan” means, at any time, all Revolving Advances outstanding at such time.

DDD. “Revolving Loan Termination Date” means the earliest of (a) June 5, 2017, (b) the date of termination of the Revolving Commitments pursuant to Section 4.3 and (c) the date on which Borrower’s Liabilities become due and payable pursuant to Section 8.2; provided, however, that Lender in its sole discretion may extend such Revolving Loan Termination Date for such additional one year periods as may be agreed by Borrower and Lender upon written request of Borrower, which shall be delivered not less than sixty (60) days prior to the then existing Revolving Loan Termination Date.

EEE. “Securities Account” means any “securities account” as defined in the UCC, and in any event includes any account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

FFF. “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

GGG. “Supporting Obligations” means any “supporting obligations,” as defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

HHH. “Term Loan” has the meaning set forth in Section 2.1(a).

III. “Terminal Payment” shall mean an amount which is One Hundred Eighty Thousand Dollars ($180,000).

JJJ. “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

KKK. “Trademarks” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, (b) all reissues, extensions or renewals thereof, and (c) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor.

LLL. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interest granted hereunder in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in other jurisdiction(s), then “UCC” means the Uniform Commercial Code as in effect on or after the date hereof in such other jurisdiction(s) for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, or priority or availability of such remedy.

MMM. “Warrant” has the meaning set forth in Section 2.5(b).

2.	The Loans

2.1(a) Term Loan. On the terms and subject to the conditions contained in this Loan Agreement, including those listed in Section 2.5, Lender shall loan to Borrower on or prior to June 5, 2015, a term loan (the “Term Loan”) in the amount of Eight Million Dollars ($8,000,000.00), the proceeds of which are to be used to repay in full all of Borrower’s outstanding indebtedness to Silicon Valley Bank and for working capital. This is not a revolving line of credit and Borrower may not repay and re-borrow the amounts advanced or to be advanced under this Section 2.1(a). The Term Loan shall be repaid as follows: (i) commencing on the first Business Day of the first month after funding, fifteen (15) monthly payments of interest only (paid in arrears), then (ii) commencing on the first Business Day of the sixteenth month after the date of funding such tranche, thirty-three (33) equal monthly payments of principal in the amount of $242,424.24 each, together with accrued interest thereon (paid in arrears), then (vi) on the first Business Day of the forty-eighth month after the date of funding, the Terminal Payment. All such payments are to be made on the first Business Day of each month commencing on the first Business Day of the month following the date of such borrowing.

(b) Revolving Loan. On the terms and subject to the conditions contained in this Loan Agreement, Lender agrees to make revolving advances to Borrower (each, a “Revolving Advance”) from time to time on any Business Day during the period from the date hereof until the Revolving Loan Termination Date in an aggregate principal amount at any time outstanding for all such Revolving Advances not to exceed the lesser of (x) the Revolving Commitment at such time and (y) the Borrowing Base at such time. Each borrowing of a Revolving Advance shall be made on notice (substantially in the form of Exhibit B hereto) given by Borrower to Lender not later than 9:00 a.m. (prevailing Chicago time) not less than five (5) Business Days prior to start of the calendar month in which such proposed borrowing would occur. Each borrowing of a Revolving Advance shall be in an aggregate amount of not less than Two Hundred Fifty Thousand Dollars ($250,000). Borrower may not borrow more than two (2) Revolving Advances in any calendar month. Subject to the terms and conditions contained herein, the Revolving Loan repaid may be reborrowed by Borrower under this Section 2.1(b).Borrower shall repay the entire unpaid principal amount of the Revolving Loan, plus any fees and interest thereon, in full on the Revolving Loan Termination Date.

2.2 Evidence and Nature of Loans. The Term Loan and each Revolving Advance to be made by Lender to Borrower pursuant to this Loan Agreement (each, a “Loan”) will be evidenced by one or more promissory notes (in form and substance satisfactory to Lender) to be executed and delivered by Borrower to Lender before or concurrently with Lender’s disbursement of such Loan to or for the account of Borrower.

2.3 Use of Proceeds. Borrower warrants and represents to Lender that Borrower shall use the proceeds of each Loan and any advances made pursuant to the Other Agreements solely for legal and proper corporate purposes (duly authorized by its Board of Directors) and consistent with all applicable laws and statutes.

2.4 Direction to Remit. Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower’s account, the proceeds of the Loan made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as an officer or director of Borrower shall direct, whether in writing or orally.

2.5 Conditions Precedent. (a) The following conditions precedent must be met before each Loan is made hereunder: (i) No event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect shall have occurred; (ii) The representations and warranties contained in this Loan Agreement and in the Other Agreements shall be true and correct on and as of the date of such Loan (except for representations and warranties which speak to another date, which shall be true and correct as of such date); (iii) As of the date of such Loan, no Event of Default or Default shall exist or would result from the making of such Loan; (iv) As a condition to each Revolving Advance, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request, shall have been delivered to Lender; and (v) Such other conditions precedent as Lender may reasonably impose upon Borrower from time to time.

(b) In addition, the following conditions precedent must be met before the initial Loan is made hereunder:(i) Payment of all fees required under this Loan Agreement or the Other Agreements; (ii) Receipt by Lender of satisfactory release documents from all conflicting secured creditors (other than holders of Permitted Liens); (iii) Receipt by Lender of appropriate filings and other means of perfecting its security interest in the Collateral, including but not limited to specific assignments of Collateral consisting of instruments or evidenced by titles; (iv) Lender shall have received copies of the certificates and evidences of insurance contemplated under Section 5.6 and the Financials described in Section 7.3; (v) Receipt by Lender of such proof of free and clear ownership of the Collateral, as may be reasonably requested by Lender; (vi) Execution by Borrower and applicable financial institution(s) of any required account control agreements for the benefit of Lender; (vii) Delivery by Borrower of a satisfactory executed Borrowing Base Certificate as of a recent date; (viii) Delivery by Borrower of a satisfactory landlord waiver duly executed and delivered by Borrower’s Chandler, Arizona landlord; (ix) Receipt by Lender of a side letter, in form and substance satisfactory to Lender, in respect of various representations, warranties and covenants of Borrower required in connection with Lender’s status as a Small Business Investment Company (“SBIC”) under the regulations of the U.S. Small Business Administration (“SBA”); (x) Receipt by Lender of a Warrant to purchase 480,000 shares of Borrower’s Series B Preferred Stock at a purchase price of $1.00 per share in form and substance satisfactory to Lender (the “Warrant”); (xi) Receipt by Lender of an intercreditor executed and delivered by SVB in respect of indebtedness described in clause (v) of the definition of Permitted Debt and the Permitted Liens related thereto, in form and substance satisfactory to Lender in its reasonable discretion; and (xii) Delivery by Borrower of a legal opinion of counsel to Borrower relating to this Loan Agreement and the Other Agreements in form and substance reasonably satisfactory to Lender.

2.6 Payments and Taxes. All payments made by Borrower under this Loan Agreement or any Other Agreement shall be made free and clear of and without deduction for all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of Lender being organized or resident, conducting business (other than a business deemed to arise from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Loan Agreement or any Other Agreement) or having its principal office in such jurisdiction (“Indemnified Taxes”). If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable under this Loan Agreement or any Other Agreement to Lender (w) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (x) Borrower shall make such withholdings or deductions, (y) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) Borrower shall deliver to Lender evidence of such payment. If Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to Lender the required evidence of payment, Borrower shall further indemnify Lender for any incremental taxes, interest, costs or penalties that may become payable by Lender as a result of any such failure. In addition, the Borrower shall pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant governmental authority in accordance with applicable law. Borrower’s obligation hereunder shall survive the termination of this Loan Agreement. Each Lender that is not organized under the laws of the United States of America or any state thereof (a “Non-U.S. Lender”) shall: (i) deliver to Borrower two copies of either (A) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code)), or (B) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by Borrower under this Agreement; and (ii) deliver to Borrower two further copies of any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender. Borrower shall make all payments hereunder in recognition of such exemption or reduction in rate based on the documentation set forth above.

3.	Interest, Fees and Repayment

3.1 Interest. Each Revolving Advance shall bear interest payable monthly in arrears on the first Business Day of each month calculated on the basis of a 360 day year and actual days elapsed at a rate equal to Prime Rate plus 375 basis points per annum. The Term Loan shall bear interest payable monthly in arrears on the first Business Day of each month, calculated on the basis of a 360 day year and actual days elapsed at a rate equal to the interest rate specified in the related note (the “Term Loan Interest Rate”) , which rate shall be fixed quarterly at the time of the advance and each succeeding 3-month anniversary of the date of such advance and equal to the sum of (i) 775 basis points plus (ii) Libor; provided however, that such Term Loan Interest Rate shall not be less than 8.75% per annum. In no event shall interest accrue or be payable in connection with any Loan in an amount in excess of that permitted under applicable law. If the note(s) so provide, the interest thereunder may be precomputed for the period ending when payments thereunder are due and on the assumption that all payments will be made on their respective due dates. Payments due under any note and not made by their scheduled due date for a period in excess of two (2) Business Days thereafter shall be overdue and shall be subject to a service charge in an amount equal to five percent (5%) of the delinquent amount, but not more than the maximum rate permitted by law, whichever is less. In addition, and notwithstanding the forgoing, during the continuance of an Event of Default all outstanding Borrower’s Liabilities in respect of the Loans shall bear interest (payable on demand) at a rate that is five percent (5%) per annum in excess of the rate of interest applicable to such Loans and other Borrower’s Liabilities from time to time.

3.2 Fees.

(a) Commitment Fee. Borrower agrees to pay to Lender a commitment fee (the “Revolver Commitment Fee”) equal to one percent (1.0%) per annum on the total amount of the Revolving Commitment, payable on the date hereof (for the period from the date hereof through June 5, 2016), and annually thereafter (if such facility is renewed in the sole discretion of the Lender) on the annual anniversary hereof. In addition, Borrower agrees to pay an origination fee in the amount of Fifty Thousand Dollars ($50,000) in respect of the Term Loan, payable on the date hereof.

(b) Field Audit Fees. Borrower agrees to pay to Lender its expenses incurred in connection with a semi-annual field audit of Borrower (not to exceed $15,000 annually), payable in accordance with Section 9.5, until the Borrower’s Liabilities are paid in full, such auditor to be selected by Lender in its sole discretion.

(c) Due Diligence Fee. Borrower agrees to pay to Lender a fee of Forty Thousand Dollars ($40,000) to cover due diligence and other costs and expenses incurred in connection with the origination of the Loan (which shall not include the audit fee noted in Section 3.2(b)), of which Lender acknowledges receipt of $40,000.

(d) Fees Earned. All fees payable hereunder shall be fully earned and nonrefundable when due and payable hereunder.

3.3 Repayment. Borrower’s Liabilities are absolute and unconditional and are not subject to counterclaim, set-off or rights of rescission. All costs, fees and expenses payable pursuant to this Loan Agreement or any of the Other Agreements shall be payable by Borrower to Lender or to such other Person or Persons designated by Lender, on demand. All amounts payable to Lender hereunder shall be made by wire or other form of electronic payment and shall be received by 2:00 p.m. (prevailing New York time) at Lender’s principal place of business specified at the beginning of this Loan Agreement or at such other place or places as Lender may designate in writing to Borrower. All payments to Persons other than Lender shall be payable at such place or places as Lender designates in writing to Borrower.

3.4 Application of Payments. Provided that an Event of Default does not exist, the application of payments received by Lender pursuant to this Loan Agreement shall be applied first to all late charges, fees and expenses then due and payable; second to interest then due and payable hereunder; third to the principal of the Term Loan then due and payable, fourth to the principal of the Revolving Advances then outstanding, fifth to the remaining principal of the Term Loan then outstanding together with unpaid interest accrued thereon and finally, to any other Borrower’s Liabilities then outstanding. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply all such payments received by Lender to any portion of Borrower’s Liabilities, including to any of Borrower’s Liabilities arising under any of the Other Agreements. Solely for the purpose of computing interest earned by Lender, payments received by Lender shall be applied as aforesaid on the Business Day of receipt by Lender, provided that any payment received after 2:00 p.m. (prevailing New York time) shall be deemed received the following Business Day.

3.5 Accuracy of Statements. Each statement of account by Lender delivered to Borrower relating to Borrower’s Liabilities shall be presumed correct and accurate (absent manifest error) and shall constitute an account stated between Borrower and Lender unless thereafter waived in writing by Lender, in Lender’s discretion. Any objection to the statement that Borrower may have must be delivered to Lender, by registered or certified mail, within thirty (30) days after Borrower’s receipt of said statement.

4.	Term and Prepayment

4.1 Term. This Loan Agreement shall be in effect until the indefeasible payment in full to Lender of all Borrower’s Liabilities (other than inchoate indemnity or reimbursement obligations). Except as provided below, Borrower has no right to prepay Borrower’s Liabilities.

4.2 Mandatory Prepayment of Revolving Loan. If the aggregate outstanding principal amount of the Revolving Advances at any time exceeds the lesser of (A) the Revolving Commitment or (B) the Borrowing Base, Borrower shall promptly, but not later than three (3) Business Days, prepay the Revolving Loan in an amount equal to such excess.

4.3 Voluntary Prepayment and Commitment Reduction. (a) Borrower may upon at least 5 Business Days’ written notice to Lender, prepay without premium or penalty all or any portion of the Revolving Loan principal, together with the accrued interest on such prepaid principal, in whole or in part at any time; provided, that (i) each partial prepayment shall be an aggregate principal amount not less than $Five Hundred Thousand Dollars ($500,000) and (ii) no voluntary prepayment of the Revolving Loan may be made within the first fifteen (15) days after the date of a Revolving Advance. Upon the giving of such notice of prepayment, the principal amount of Revolving Loan specified to be prepaid, together with accrued but unpaid interest, fees and expenses, shall become due and payable on the date specified for such prepayment.

(b) Borrower may, upon at least thirty (30) days’ written notice to Lender, terminate in whole or reduce in part the unused portion of the Revolving Commitment; provided, however, that (i) each partial reduction shall be in an aggregate amount of not less than Five Hundred Thousand Dollars ($500,000) and (ii) Borrower shall not reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loan in accordance with Section 4.3(a), the aggregate unpaid principal amount of the Revolving Advances would exceed the lesser of (A) the Revolving Commitment or (B) the Borrowing Base.

(c) Borrower may, upon at least ten (10) days prior written notice to Lender (stating the proposed date of prepayment, which date shall then be the due date for such Loan), prepay the outstanding principal amount of the

Term Loan then outstanding in whole, but not in part by paying to Lender, in immediately available funds, an amount equal to the sum of (i) the outstanding principal amount of the Term Loan then outstanding, (ii) all accrued and unpaid interest, fees and expenses on the Term Loan through the date of prepayment, (iii) (A) if such prepayment is made on or prior to last day of the eighteenth month after the date of the Term Loan, a prepayment premium equal to three percent (3%) of the principal amount being prepaid; and (B) if such prepayment is made after the eighteenth month after the date of the Term Loan but on or prior to the maturity date of the Term Loan, a prepayment premium equal to one percent (1%) of the principal amount being prepaid, and (iv) the Terminal Payment relating to the principal amount of the Term Loan to be prepaid. The prepayment premium specified herein shall be payable whether such prepayment is voluntary or upon acceleration.

5.	Collateral and Security

5.1 Grant of Security Interest. To further secure to Lender the prompt full and faithful payment and performance of Borrower’s Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements (other than the Warrant), Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:

(i)	All Receivables;

(ii)	All Equipment;

(iii)	All Fixtures;

(iv)	All General Intangibles;

(v)	All Inventory;

(vi)	All Investment Property;

(vii)	All Deposit Accounts and Securities Accounts;

(viii)	All Cash;

(ix)	All Documents;

(x)	All Proceeds from the sale, transfer or other disposition of Intellectual Property;

(xi)	All other Goods and tangible and intangible personal property of Borrower other than Intellectual Property, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and

(xii)	to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;

(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower, any grant of a security interest in (i) any of the outstanding capital stock or other equity interests of any directly owned Subsidiary of Borrower organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia in excess of sixty-five percent

(65%) of the voting power of all classes of such capital stock or other equity interests of such Subsidiary entitled to vote or (ii) any of Borrower’s now owned or hereafter acquired Intellectual Property (other than a security interest in the Proceeds from the sale, transfer or other disposition of Intellectual Property); provided, however, that software, firmware and operating systems that cannot be removed from the Collateral without rendering the Collateral inoperable shall be deemed to be part of the “Collateral”. Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.

Borrower hereby further agrees that, except as expressly permitted herein, including with respect to Permitted Liens, Borrower shall not hereafter grant a security interest in or pledge of its Intellectual Property to any other party.

5.2 Further Assurances. (a) Borrower shall execute and/or deliver to Lender, at any time and from time to time hereafter at the request of Lender, all agreements, instruments, UCC financing statements (or other required perfection instruments), documents and other written matter (hereinafter individually and/or collectively, referred to as “Additional Documentation”) that Lender reasonably may request, in a form and substance reasonably acceptable to Lender, to perfect and maintain Lender’s security interest in the Collateral and to consummate the transactions contemplated in or by this Loan Agreement and the Other Agreements. Borrower, irrevocably, (a) hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) to sign the name of Borrower on the Additional Documentation and to deliver the Additional Documentation to such Persons as Lender, in its reasonable discretion, may elect, (b) authorizes completion and filing of any such Additional Documentation by Lender or its agents, whether paper or electronic, (c) hereby ratifies and confirms the completion and filing of Additional Documentation by Lender or its agent, paper or electronic, occurring prior to the date hereof, and (d) declares that Borrower has the present intention to authenticate and process any such Additional Documentation, whether paper or electronic, and whether or not completed and filed by Lender or its agents after the date hereof.

(b) To the extent requested, Borrower shall deliver to Lender all closing certificates, corporate documents, evidence of authorization, forms and information required by the SBA, including without limitation SBA Forms 480 and 652. With reasonable promptness, Borrower shall provide Lender such other business or financial data as Lender may reasonably request, including without limitation all forms and information requested or required by SBA as a result of Lender being an SBIC.

5.3 Inspection of Collateral. Lender (by any of its officers, employees and/or agents) shall have the right, at any time or times during Borrower’s usual business hours, to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other and all financial records and matters whether or not relating to the Collateral. During the continuance of an Event of Default, all costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with such inspection and/or verification shall be payable by Borrower to Lender. Borrower shall use commercially reasonable efforts to cause its employees and agents to cooperate with Lender in all inspections.

5.4 Controlled Accounts; Proceeds of Collateral. (a) Borrower shall deliver, or cause to be delivered to Lender an account control agreement in form and substance reasonably satisfactory to Lender and duly authorized, executed and delivered by Borrower and each bank or financial institution where Borrower maintains a deposit or securities account (each a “Controlled Account”); ~~provided, however, that Lender will not exercise its right to control amounts in a Controlled Account unless an Event of Default has occurred and is continuing~~.

(b) All proceeds arising from the disposition of any Collateral by Borrower shall be deposited in a Controlled Account within one (1) Business Day after receipt by Borrower. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Loan Agreement.

5.5 Third Party Claims. Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement or the Other Agreements or any Event of Default, may (but shall be under no obligation to) at any time or times hereafter, pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted (other than Permitted Liens) by any Person against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be payable by Borrower to Lender upon demand.

5.6 Insurance. Borrower shall procure and maintain at its own expense the following minimum insurance coverages which shall be provided by insurance carriers with an AM Best rating of A, Class X or as otherwise acceptable to Lender and with such deductibles and exclusions as approved by Lender: (1) All risk property damage insurance covering the Collateral which shall include but not be limited to fire and extended coverage and where applicable mechanical breakdown and electrical malfunction, and which shall be written in amount not less than the current replacement cost, and (2) Commercial general liability insurance which may include excess liability insurance written on occurrence basis with a limit of not less than $1,000,000, and (3) Workers’ compensation insurance in accordance with statutory limits and employers’ liability coverage which may include excess liability in an amount not less than One Million Dollars ($1,000,000). Any insurance carried and maintained in accordance with this Loan Agreement by Borrower shall be endorsed to provide that: (i) Lender shall be additional insured and loss payee with respect to the property insurance described in subsection (1) of the prior paragraph (and such insurance shall provide that the interest of Lender shall not be invalidated by any act or neglect of Lender, Borrower or other Person), and Lender shall be an additional insured with respect to the liability insurance described in subsection (2) of the prior paragraph; and (ii) The insurers thereunder waive all rights of subrogation against Lender, any right of setoff and counterclaim and any other right to deduction due to outstanding premiums, whether by attachment or otherwise; and (iii) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender; and (iv) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured. Borrower, irrevocably, appoints Lender as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies, and such appointment will be immediately effective upon the occurrence and during the continuance of an Event of Default.

On or before the initial funding by Lender hereunder, and at each policy anniversary date, Borrower shall arrange to furnish Lender with appropriate Certificates of Insurance. Such Certificates of Insurance shall be executed by each insurer or by an authorized representative of each insurer, and shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements (i) through (v) above.

In case of the failure to procure or maintain such insurance, Lender shall have the right, but not the obligation, to obtain such insurance and any premium paid by Lender shall be immediately due and payable by Borrower to Lender. The maintenance of any policy or policies of insurance pursuant to this Section shall not limit any obligation or liability of Borrower pursuant to any other Sections or provisions of this Loan Agreement.

5.7 Charges on Collateral. Borrower shall not permit any Charges (other than Permitted Liens) to arise, or to remain, and Borrower shall pay promptly when due, and discharge, such Charges. If Borrower, at any time or times hereafter, fails to pay such Charges when due or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or any Event of Default, in its sole discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand.

5.8 UCC Filing Authorization. Borrower hereby authorizes Lender and its counsel and other representatives to file, at any time on or after the date hereof, UCC financing statements and continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender hereunder and under the Other Agreements. Such financing statements may describe the Collateral in the same manner as described herein or therein or may contain an indication or description of Collateral that describes such property in any other manner as Lender may determine is necessary or advisable to ensure the perfection of the security interest in the Collateral.

5.9 Accounts. So long as no Event of Default has occurred and is continuing, subject to Section 7.4, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, Lender may, at its option, notify Borrower that Lender intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances and on and after such notice from Lender to Borrower, Lender shall have such exclusive right.

6.	Warranties and Representations

6.1 Borrower Representations. Borrower warrants and represents to Lender, as of the date hereof and as of the date of any Loan made hereunder, and agrees and covenants to Lender that:

(a) Borrower is and at all times hereafter shall be (i) a Person having that legal name and organizational structure as set forth above, duly organized and existing and in good standing under the laws of the state of its organization as set forth above and (ii) qualified or licensed to do business in all other states in which the laws require Borrower to be so qualified and/or licensed, except in such states where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(b) Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements and the execution, delivery and/or performance by Borrower of this Loan Agreement and the Other Agreements, and the use by Borrower of the proceeds of the Loans hereunder, shall not, by the lapse of time, the giving of notice or otherwise, conflict with or constitute a violation of any applicable law (including, without limitation, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof) or a breach of any provision contained in Borrower’s organizational documents or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound or give rise to or result in any default thereunder.

(c) This Loan Agreement is (and when executed or delivered, each Other Agreement will be) the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

(d) Except as disclosed to Lender in writing prior to the date hereof, there are no actions or proceedings which are pending, or to its knowledge threatened, against Borrower which could reasonably be expected to have a Material Adverse Effect. Borrower is not in breach of or a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which has or could reasonably be expected to have a Material Adverse Effect, nor is Borrower in default with respect to any indenture, security agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

(e) Borrower has and is in good standing with respect to all licenses, patents, copyrights, trademarks, trade names, governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it except, in each case, where failure to be in good standing or to obtain such permits, certificates, consents or franchises could not reasonably be expected to have a Material Adverse Effect;

(f) The financial statements delivered by Borrower to Lender prior to the date hereof and the Financials delivered by Borrower to Lender pursuant to Section 7.3 fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower as of the dates and for the periods stated therein and have been prepared in accordance with GAAP (subject to, in the case of interim financial statements, the absence of footnotes and normal year-end adjustments in connection with the audited financial statements for the periods covered by such interim financial statements), and no event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred since the date of this Loan Agreement;

(g) As to the Accounts and other Collateral, (i) Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral and the Accounts described and/or listed on any certificate or schedule relating to the Accounts delivered to Lender, free and clear of all liens, claims, security interests and encumbrances except those of Lender and Permitted Liens; (ii) the Collateral shall be kept and/or maintained solely at the addresses identified in writing to Lender; (iii) Borrower, immediately on demand by Lender, shall deliver to Lender all evidence of ownership of, including without limitation, vendor invoices and proofs of payment thereof, certificates of title to and applications for title to, any Collateral; (iv) Borrower shall keep and maintain the Collateral in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; and (v) Borrower shall not permit any such items to become a fixture to real estate or accession to any other Person’s personal property.

(h) As to Lender’s security interest, (i) Lender’s security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority (subject to Permitted Liens); (ii) the offices and/or locations where Borrower keeps the Collateral and Borrower’s books and records concerning the Collateral are at the locations identified to Lender in writing and Borrower shall not remove such books and records and/or the Collateral therefrom to any other location unless Borrower gives Lender written notice thereof at least thirty (30) days prior thereto and the same is within the contiguous forty-eight (48) states of the United States of America; and (iii) the addresses identified to Lender in writing as Borrower’s chief executive office and principal place(s) of business are Borrower’s sole offices and place(s) of business, and Borrower, by written notice delivered to Lender at least thirty (30) days prior thereto, shall advise Lender of any change thereto.

(i) Borrower is not an “investment company” or a company “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

(j) All income and other tax returns and reports required to be filed by Borrower have been timely filed, and all taxes shown on such tax returns to be due and payable and all other assessments, fees and governmental charges upon Borrower and its properties, assets, income, businesses and franchises have been paid when due and payable, except to the extent that such taxes, assessments, charges or claims (i) are being contested in good faith by appropriate proceedings (promptly instituted and diligently conducted) so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) such proceeding shall stay the attachment, sale, disposition, foreclosure or forfeiture of any asset of Borrower in connection with any such contested tax, assessment, charge or claim. All necessary and appropriate estimated payments (including any interest and penalties) in respect of assessed tax liability under Borrower’s state and federal tax returns have been made on a timely basis.

(k) As of the date hereof and of each Loan (i) the sum of Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s present assets; (ii) Borrower’s capital is not unreasonably small in relation to its business as it exists and as is contemplated at such time; and (iii) Borrower has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

(l) No information furnished to Lender by or on behalf of Borrower for use in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made. There are no facts known to Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(m) Borrower has provided to Lender on or prior to the date hereof a schedule that correctly identifies the ownership interest (including all options, warrants and other rights to acquire capital stock) of Borrower and each of its Subsidiaries as of the date hereof.

(i)

Borrower (A) has been and is in compliance in all material respects with all applicable Environmental Laws; (B) has not received any communication, whether from a governmental authority or otherwise, alleging that Borrower is not in such compliance, which noncompliance could reasonably be expected to have a Material Adverse Effect, and there are no past or present actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future; (ii) there is no Environmental Claim pending or, to the best knowledge of Borrower, threatened against Borrower or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law and which could reasonably be expected to have a Material Adverse Effect; and (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against Borrower or, to the best knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law and which could reasonably be expected to have a Material Adverse Effect.

(ii)	Borrower is an “operating company” within the meaning of the regulations of the United States Department of Labor included within 29 CFR Section 2510.3-101 (the “DOL Regulations”) or is in compliance with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations and (ii) neither Borrower nor any Subsidiary of Borrower maintains or is obligated to make contributions to any employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute (“ERISA”).

7.	Affirmative and Negative Covenants

7.1 Affirmative Covenants. Borrower shall, and shall cause each of its Subsidiaries to: (a) preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, (b) pay all income and other taxes and assessments imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, except for those that are being contested in good faith and for which adequate reserves are maintained in accordance with GAAP and such proceeding shall stay the attachment, sale, disposition, foreclosure or forfeiture of any asset of Borrower in connection with any such contested tax, assessment, charge or claim, (c) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, (d) keep adequate books of record and account, in which complete entries shall be made of all financial transactions and the assets and of its business, (e) on or prior to June 5, 2015 and promptly after the establishment of any new facilities or co-host locations, deliver to Lender duly executed landlord or collateral access agreements, in form and substance satisfactory to Lender, for all premises (including offices and co-host locations) at which any Collateral having aggregate value in excess of $25,000 is located (other than (i) locations in the Republic of China at which Borrower has Collateral with an aggregate net book value not to exceed $110,000) and (ii) Borrower’s offices in Chandler, Arizona for which a landlord agreement was delivered to Lender on or prior to the date hereof) and (f) promptly take all necessary Cleanup action on, under or affecting any property owned, leased or operated by Borrower in accordance with all laws and the policies, orders and directives of all federal, state and local governmental authorities, and conduct and complete such Cleanup action in material compliance with all applicable Environmental Laws.

7.2 Negative Covenants Borrower shall not, and shall not permit any of its Subsidiaries to: (a) grant a security interest in, assign, sell or transfer any of the Collateral or any of its Intellectual Property to any Person or permit, grant, or suffer or permit a lien, claim or encumbrance upon any of the Collateral or Intellectual Property, except for (i) Permitted Liens, (ii) Permitted Joint Ventures, or (iii) the sale of Inventory and obsolete or unneeded Equipment in the ordinary course of business, or upon Lender’s prior written consent; (b) permit or suffer any Charges to attach to or affect any of the Collateral (other than Permitted Liens); (c) permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any of the Collateral; (d) merge or consolidate with or acquire any Person; (e) make an equity investment in, or a loan, advance or capital contribution to, any Person, other than travel advances to employees in the ordinary course of business and investments in newly-formed Subsidiaries with the consent of Lender; (f) incur or permit or suffer to exist any indebtedness for borrowed money or for the deferred purchase price for property or services (other than Permitted Debt); (g) voluntarily prepay any indebtedness prior to its scheduled maturity other than pursuant to the terms hereof; (h) make or pay (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or (ii) any redemption, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any outstanding warrants, options or other rights to acquire such shares;

provided, however, that this restriction shall not apply to the repurchase of shares of Borrower’s common stock from employees, directors and other Persons performing services for Borrower pursuant to agreements under which Borrower has the option to repurchase such shares upon the termination of such Person’s services for Borrower, provided that (A) at the time of any such repurchase, and after giving effect thereto, no Event of Default exists and (B) the aggregate cash paid in connection with such repurchases during any calendar year during the term hereof does not exceed $50,000; (i) enter into any transaction with any Affiliate or any other transaction (including, without limitation, any sale of assets) not in the ordinary course of its business other than Permitted Joint Ventures; (j) make any change in any of its business objectives, purposes and operations, such that Borrower ceases to generate a majority of its revenue from the development, design, sale and licensing of its MRAM and Spin-Torque MRAM technologies and all other related new generation technologies; (k) without thirty (30) days’ prior written notice to Lender, make any change in its legal name or state of formation or organization; (l) adopt or otherwise become obligated to contribute to any employee benefit plan that is subject to Title IV of ERISA; (m) guarantee the indebtedness of any Subsidiary, Affiliate or distributor; or (n) take any action or fail to take an action if, as a result of such action or inaction, Borrower would fail to qualify as an “operating company” within the meaning of the DOL Regulations or otherwise comply with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations.

7.3 Covenants Regarding Financial Statements. Borrower shall cause to be furnished to Lender, (i) the unaudited annual financial statements of Borrower no later than 90 days following the related fiscal year end and the unqualified, audited fiscal year end financial statements of Borrower (which shall not contain any “going concern” exception or any exception relating to scope of review) no later than 180 days after the related fiscal year end, (ii) no later than 30 days after the related month end, the internally prepared monthly financial statements of Borrower, certified by Borrower’s Director of Finance (or other authorized representative of Borrower acceptable to Lender), each containing consolidated and consolidating profit and loss statements for the month then ended and for Borrower’s fiscal year to date, consolidated and consolidating balance sheets as at the last day of such month and a consolidated statement of cash flows for the month then ended and for Borrower’s fiscal year to date, each of which will be presented in a trending monthly format with fiscal year to date subtotals, (iii) summary monthly bank statements, no later than 30 days after the related month end, reflecting month-end cash balances, (iv) a monthly Compliance and Disclosure Certificate, substantially in the form of Exhibit A attached hereto, (v) promptly upon Borrower’s Board of Directors approval thereof, copies of Borrower’s annual operating plan and any revisions thereto; (vi) copies of general business update materials provided to Borrower’s Board of Directors in connection with regular and special meetings thereof (excluding any materials subject to attorney-client privilege and attorney work-product in connection with litigation involving Borrower); and (vii) such other financial and business information of Borrower as Lender may reasonably require, including pipeline reports, design win and sales data, revenue breakout data, product status reports and such other financial and operating performance data as is provided to its outside investors or commercial lenders and, if applicable, required to be provided to shareholders by the Securities and Exchange Commission. Each financial statement to be furnished to Lender must be prepared in accordance with GAAP, except for normal year-end adjustments and the absence of footnotes in unaudited interim financial statements. Borrower also agrees to promptly provide to Lender notice of, and such other data and information (financial and otherwise) at any time and from time to time relating to, any legal actions or proceedings pending, or to its knowledge, threatened against Borrower or the occurrence of any event or change that has, or could reasonably be expected to have, a Material Adverse Effect. Financial statements may be delivered via electronic mail to Lender.

7.4 Covenants Relating to Accounts. (a) As soon as available but in any event within fifteen (15) days of the end of each calendar month and at such other times as may be requested by Lender as of the period then ended, Borrower shall deliver to Lender (i) a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as Lender may reasonably request, (ii) a detailed aging of Accounts (A) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (B) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to Lender, together with a summary specifying the name, address, and balance due for each Account Debtor; (iii) a worksheet of calculations prepared by Borrower to determine Eligible Accounts, detailing the Accounts excluded from Eligible Accounts and the reason for such exclusion; and (iv) a reconciliation of Accounts between the amounts shown in Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above.

(b) Borrower may not grant any credit, discount, allowance or extension, or enter into any agreement for any of the foregoing with Account Debtors, except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with Borrower’s historic credit and collection practices and policies as of the date hereof without Lender’s prior written consent.

(c) Lender shall have the right at any time or times, in the name of a nominee of Lender (or, during the continuance of an Event of Default, in the name of Lender), to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, facsimile transmission or otherwise.

7.5 Indemnification and Liability. Borrower shall indemnify and hold Lender and Lender’s directors, officers, employees and agents harmless from and against all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, reasonable costs and expenses (including reasonable attorneys’ fees), of every nature, character and description, which Lender may sustain or incur based upon or arising out of the Collateral, any Borrower’s Liabilities, any relationship or agreement between Lender and Borrower, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to Borrower or Borrower’s Liabilities (except any such actual damage amounts sustained or incurred by Borrower as the result of the gross negligence or willful misconduct of Lender). If any third-party suit or proceeding is instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding. Borrower’s obligation hereunder shall survive termination of this Loan Agreement.

8.	Default

8.1 Events of Default. The occurrence of any one of the following events shall constitute a default (“Event of Default”): (a) if Borrower fails to pay any principal of any Loans when due and payable or fails to pay any other Borrower’s Liabilities within two (2) Business Days after the same are due and payable; (b) if any representation, warranty, financial statement, statement, report or certificate made, deemed made or delivered by Borrower, or any of its officers, employees or agents, to Lender is not true and correct when made, deemed made or delivered; (c) if Borrower fails or neglects to perform, keep or observe any term, provision, condition or covenant contained in this Loan Agreement or in the Other Agreements which is required to be performed, kept or observed by Borrower, other than the payment of Borrower’s Liabilities, and, in the case of any covenant contained in Section 7.1, the same is not cured within fifteen (15) days; (d) if any of the Collateral or any other of Borrower’s other material assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, and such attachment, seizure, writ, warrant or levy is not removed within fifteen (15) days, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (e) [Reserved.]; (f) if a petition under the Bankruptcy Code or any similar law or regulation shall be filed by or against Borrower and, in the case of any involuntary proceeding, such proceeding shall continue undismissed or unstayed for thirty (30) days, or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower for its dissolution or liquidation; (g) if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs and such injunction, restraint or other court-ordered impediment to conducting business continues for fifteen (15) days; (h) if an application is made by Borrower or any Person for the appointment of a receiver, trustee or custodian for the Collateral or any other of Borrower’s assets and, in the case of any application made by any Person other than Borrower, such application is not dismissed within fifteen (15) days; (i) if a notice of lien or Charges (other than with respect to Permitted Liens) are filed of record with respect to any of the Collateral by any Person; (j) if any Change of Control shall occur; (k) if any money judgment, writ or warrant of attachment or similar process (if not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and such judgment, writ or warrant of attachment or similar process shall remain unsatisfied and unstayed for a period of fifteen (15) days; (l) this Loan Agreement or any Other Agreement shall for any reason fail or cease to be valid and binding on, or enforceable against, Borrower or any other party thereto or Borrower shall so assert; (m) this Loan Agreement or any Other Agreement shall for any reason cease to be in full force and effect or cease to create a valid and enforceable lien and security interest on any Collateral purported to be covered thereby or any such lien and security interest shall fail or cease to be a perfected and first priority lien and security interest (subject to Permitted Liens); (n) if Borrower is in default (i) in the payment of any of Borrower’s debt to Lender under any Other Agreement; or (ii) in the payment of any debt to any Person other than Lender in excess of $50,000 or, in the case of clause (i) or (ii), any other event shall occur or condition shall exist under any agreement or instrument relating to any such debt and such default, condition or event gives the holders of such debt (or any agent or trustee on their behalf) the then current right to accelerate such indebtedness; (o) Borrower changes the nature of its business such that it ceases to generate a majority of its revenue from the development, design, sale and licensing of its MRAM and Spin-Torque MRAM technologies and all other related new generation technologies; (p) any of the Chief Executive Officer, Director of Finance, Vice President – Technology and Research, or Vice President – Manufacturing and Process Technology is terminated, resigns or is no longer actively involved in the day-to-day management of Borrower and Borrower’s Board of Directors fails to designate an interim replacement promptly and fails to appoint a permanent replacement having comparable experience within one hundred twenty (120) days (which period may be extended by Lender in thirty day increments not to exceed a total of 180 days in the aggregate in its reasonable discretion (such consent not to be unreasonably withheld), provided Borrower demonstrates that it is diligently pursuing a replacement); (q) a Material Investor Event occurs; (r) Borrower becomes engaged in litigation or regulatory proceedings which is reasonably likely to be adversely determined and, if adversely determined, would reasonably likely have a Material Adverse Effect; (s) Borrower fails to be in compliance in all material respects with established regulatory requirements for its material Intellectual Property or operations, or its technology proves ineffective in all respects; (t) Borrower, or its Subsidiaries, has its registration effectiveness for any material Intellectual Property (now existing or hereafter developed) cancelled by a governmental authority with jurisdiction thereover or is determined to infringe the rights of third parties in a manner that would reasonably be expected to have a Material Adverse Effect; or (u) a Material Adverse Effect upon the Intellectual Property of Borrower, taken as a whole, occurs. Borrower shall provide written notice of any events or circumstances which would give rise to an Event of Default under this Section 8.1 promptly (but in no event more than one (1) Business Day) after becoming aware of such events or circumstances. Failure of Borrower to give such notice promptly shall constitute an Event of Default.

8.2 Lender’s Rights and Remedies. Upon an Event of Default under Section 8.1(f), without notice by Lender to, or demand by Lender of, Borrower, all Borrower’s Liabilities shall be automatically accelerated and shall be due and payable forthwith and the Revolving Commitment and any other commitments to provide any financing hereunder shall automatically terminate, and upon any other Event of Default, without notice by Lender, to or demand by Lender of, Borrower, Lender may accelerate all Borrower’s Liabilities and same shall be due and payable forthwith and/or Lender may terminate the Revolving Commitment and any other commitments to provide any financing hereunder. Lender may, in its sole discretion: (a) exercise any one or more of the rights and remedies accruing to a lender under the UCC or other applicable law of the relevant state or states or other applicable jurisdiction, and in equity, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, including under this Loan Agreement and the Other Agreements; (b) enter, with or without process of law and without breach of the peace, any premises where the Collateral or the books and records of Borrower related thereto is or may be located, and without charge or liability to Lender therefor seize and remove the Collateral (and copies of Borrower’s books and records relating to the Collateral) from said premises and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing and disposing of the Collateral; (c) sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts at one or more public or private sales for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale(s) only when such proceeds are actually received by Lender; and (d) require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower.

In addition, at any time an Event of Default exists, Lender may, in its discretion, enforce Borrower’s rights against any Account Debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, at any time or times that an Event of Default exists, Lender may, in its discretion, at such time or times (1) notify Account Debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct Account Debtors, secondary obligors and other obligors to make payment of Accounts directly to Lender, (2) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, all Accounts or other obligations included in the Collateral and thereby discharge or release the Account Debtor or any secondary obligors or other obligors in respect thereof without affecting any of Borrower’s Liabilities, (3) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (4) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists, at Lender’s request, all invoices and statements sent to any Account Debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. Lender agrees to give notice of any sale to Borrower at least ten (10) days prior to any public sale or at least ten (10) days before the time after which any private sale may be held. Borrower agrees that Lender may purchase any such Collateral (including by way of credit bid), and may postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.

8.3 Power of Attorney. Borrower grants to Lender an irrevocable power of attorney coupled with an interest (in addition to such other powers of attorney granted to Lender elsewhere in this Loan Agreement), authorizing and permitting Lender at any time during the continuance of an Event of Default, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to execute on behalf of Borrower any Additional Documentation, or such other instruments or documents as may be reasonably necessary in order to exercise a right of Borrower or Lender, including but not limited to the execution of any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s or other lien, or assignment or satisfaction of mechanic’s or other lien, or to take control in any manner of any cash or non-cash proceeds of Collateral and take any action or pay any sum required of Borrower pursuant to this Loan Agreement and any Other Agreement. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Loan Agreement be deemed to indicate that Lender is in control of Borrower’s business, management or properties.

9.	General Provisions

9.1 Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent via facsimile transmission, (iii) the next Business Day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four (4) Business Days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereunder at their respective addresses and transmission numbers indicated on the signature page hereof, or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

9.2 Severability. If any court of competent jurisdiction holds any provision of this Loan Agreement to be void or unenforceable, such defect shall not affect the remainder of this Loan Agreement, which shall continue in full force and effect.

9.3 Integration; Modification. This Loan Agreement, the Other Agreements and such other written agreements, documents and instruments as may be executed in connection herewith or pursuant hereto are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Loan Agreement and the Other Agreements. There are no oral understandings, representations or agreements between the parties which are not set forth in this Loan Agreement or the Other Agreements or in other written instruments, documents or agreements signed by the parties in connection herewith. If any provision contained in this Loan Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Loan Agreement shall govern and control, it being the intent of the parties, however, that the terms of each of the Loan Agreement and the Other Agreements shall remain in full force and effect. This Loan Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender.

9.4 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Loan Agreement.

9.5 Attorneys’ Fees and Other Costs. Borrower shall reimburse Lender for all out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender in connection with any amendment or waiver to this Loan Agreement or any Other Agreement; seeking to enforce any of its rights hereunder against Borrower or the Collateral, including in bankruptcy; enforcing Lender’s security interest in the Collateral, and representing Lender in all such matters. Borrower’s obligation hereunder shall survive termination of this Loan Agreement.

9.6 Benefit of Agreement; Assignment. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the respective successors, assigns and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights or obligations under this Loan Agreement without Lender’s prior written consent, and any prohibited assignment shall be void. Borrower hereby consents to Lender’s sale, assignment, pledge, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement, or the Other Agreements, or of any portion thereof, including without limitation Lender’s rights, titles, interests, remedies, powers and/or duties. Borrower hereby acknowledges that Lender and its Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to Lender or its Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to Lender or its Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. Borrower shall, to the extent commercially reasonable, cooperate with Lender and its Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release Lender from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for Lender as a party hereto. Borrower shall establish and maintain a record of ownership (the “Register”) in which it agrees to register by book entry Lender’s and each initial and subsequent assignee’s interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest. Notwithstanding anything to the contrary contained in this Loan Agreement, the Loans (including the notes in respect of such Loans) are registered obligations and the right, title, and interest of Lender and its assignees in and to such Loans shall be transferable upon notation of such transfer in the Register, pursuant to Borrower’s obligation above. In no event is any note to be considered a bearer instrument or bearer obligation. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).

9.7 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.8 Headings; Interpretation. Section headings are only used in this Loan Agreement for convenience. The term “including”, whenever used in this Loan Agreement, shall mean “including but not limited to”. This Loan Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Loan Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.9 Interest Laws. Notwithstanding any provision to the contrary contained in this Loan Agreement or any Other Agreement, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Loan Agreement or in any Other Agreement, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder or under any Other Agreement shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of Borrower’s Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein or in any Other Agreement shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Loan Agreement and the Other Agreements shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.

9.10 No Implied Waivers. Lender’s failure at any time or times to exercise any rights or remedies or to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith and all rights and remedies shall continue in full force and effect until all Borrower’s Liabilities have been fully and indefeasibly paid and performed. Any suspension or waiver by Lender of an Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type. No waiver by Lender of any Event of Default or of any of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Loan Agreement or the Other Agreements shall be effective unless specifically waived by an instrument in writing signed by an officer of Lender.

9.11 Acceptance by Lender. This Loan Agreement shall become effective upon acceptance by Lender, in writing, at its principal place of business as set forth above. If so accepted by Lender, this Loan Agreement and the Other Agreements shall be deemed to have been made at said place of business.

9.12 Increased Costs. If due to any change in law there shall be: (a) any increase in the cost to Lender or its parent of making or maintaining the Loans; (b) any increase in the amount of capital required or maintained, or expected to be maintained, by Lender or its parent and the amount of such capital is increased by or based upon the existence of the Loans outstanding hereunder; or (c) any decrease in the effective rate of return on the capital of Lender or its parent of making or maintaining the Loans, then within 5 days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or its parent therefor, it being understood and agreed, however, that Lender shall not be entitled to such compensation as a result of Lender’s compliance with, or pursuant to any request or directive to comply with, any such applicable law as in effect on the date hereof. Upon determining in good faith that any additional amounts will be payable pursuant to this Section, Lender will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive for all purposes in the absence of manifest error. The failure to give any such notice, with respect to a particular event, within the time frame specified herein, shall not release or diminish any of Borrower’s obligations to pay additional amounts pursuant to this Section for amounts accrued or incurred after the date of such notice with respect to such event. If any change in law shall make it unlawful for Lender to continue to maintain the Loans, or for Borrower to comply with its obligations in respect of the Loans, Borrower shall forthwith, upon Lender’s demand, prepay the Loans in full, together with accrued interest thereon and payment of any compensation required pursuant to this Section. Lender shall submit to Borrower a written statement setting forth the basis for determining such amounts, which statement shall be conclusive for all purposes in the absence of manifest error.

9.13 LAW AND VENUE. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS. BORROWER WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER OR TO ASSERT THAT ANY ACTION INSTITUTED BY LENDER OR BORROWER IN SUCH COURT IS AN IMPROPER VENUE OR SUCH ACTION SHOULD BE TRANSFERRED TO A MORE CONVENIENT FORUM.

9.14 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS LOAN AGREEMENT AND THE OTHER AGREEMENTS WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.15 USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. Borrower agrees to provide all such information to Lender upon request by Lender at any time.

9.16 CONFIDENTIALITY. (a) The provisions of this Loan Agreement and the Other Agreements shall be held in confidence by Borrower and Lender and shall not be publicized or disclosed in any manner whatsoever; provided, however, that Borrower and Lender may disclose this Loan Agreement and the Other Agreements in confidence to their respective attorneys, accountants, auditors, insurers, tax preparers, and financial advisors, and insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

(b) In handling any confidential information, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Loan Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order (provided, however, that to the extent permitted Lender shall use commercially reasonable efforts to provide Borrower with notice of its intent to disclose any confidential information in accordance with this clause (iii), so as to allow Borrower to obtain a protective order or similar court protection), (iv) as may be required in connection with the examination, audit or similar investigation of Lender, and (v) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is generally available to the public or was known to Lender when disclosed by Borrower, or generally available to the public after disclosure to Lender through no fault of Lender; (y) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information; or (z) is developed by Lender without reference to the confidential information of Borrower.

[Signature Page Follows]

In Witness Whereof, this Loan and Security Agreement has been duly executed as of the day and year first above written.

Borrower:		Accepted By:

Borrower:	EVERSPIN TECHNOLOGIES, INC.	Lender:	ARES VENTURE FINANCING, L.P.
By:	/s/ Jeff Winzeler	By:	Ares Venture Finance GP, LLC, Its General Partner
By:
Name: Title:	Jeff Winzeler CFO	Name: Title:

Address for Notices:	1347 N. Alma School Road Suite 220 Chandler, AZ 85224	Address for Notices:	One North Wacker Drive, 48th Floor Chicago, IL 60606 Attention: Legal Department

Telephone: Facsimile:	480 347 1099 480 347 1175	Telephone Facsimile:	312-252-7500 312-252-7501

EXHIBIT A

Officer’s Compliance and Disclosure Certificate

(attachment to monthly financial reports)

Reference is hereby made to the Loan and Security Agreement (together with all instruments, documents and agreements entered into in connection therewith, the “Loan Documents”) by and between Ares Venture Financing, L.P. (“Lender “) and Everspin Technologies, Inc. (“Borrower”). Capitalized terms used herein without definition have the meanings assigned to them in the Loan Documents. The undersigned,                     , hereby certifies to Lender that he/she is the duly elected and acting                      of Borrower and that:

(i)	FINANCIAL STATEMENTS - General. The attached financial statements fairly reflect the financial condition of Borrower in all material respects in accordance with GAAP, except as disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule) and there has been no material adverse change in the assets, liabilities or financial condition of Borrower since , 201 ;

(ii)	FINANCIAL STATEMENTS – Off-Balance Sheet. All material financial obligations and contingent obligations of Borrower not otherwise listed and itemized on the attached financial statements, are disclosed on the attached Schedule of Financial Statement Exceptions, including but not limited to material off-balance sheet leasing obligations, and guarantees of financial obligations of Borrower, its affiliates, subsidiaries, officers and related parties (if none, so state on said Schedule);

(iii)	FINANCIAL STATEMENTS – Related Party Transactions. All material related party transactions, including but not limited to loans, receivables or payables due to/from Borrower’s officers or employees, affiliates, subsidiaries, or other related parties, are disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule);

(iv)	ACCOUNTS. All Deposit Accounts and Securities Accounts maintained by Borrower are Controlled Accounts. There are no Deposit Accounts or Securities Accounts maintained by Borrower for which an account control agreement among Borrower, Lender and the relevant financial institution.

(v)	COMPLIANCE WITH APPLICABLE LAW. Except as noted on the attached Schedule of Compliance Issues, there are no material events whereby Borrower or, to the knowledge of Borrower, Borrower’s directors, employees, affiliates, subsidiaries or other related parties are acting or conducting business contrary to applicable local, state, or national laws in the country or countries in which said parties are conducting business;

(vi)	ABSENCE OF DEFAULT. Except as noted on the attached Schedule of Compliance Issues, no Default or Event of Default exists on the date hereof;

(vii)	LITIGATION/REGULATORY MATTERS. There are no actions, suits or proceedings pending or, to the knowledge of Borrower and the undersigned, threatened against or affecting Borrower in any court or before any governmental commission, board or authority which, if adversely determined, will have a material adverse effect (separately or in the aggregate) on the ability of Borrower to perform its obligations under the any of Loan Documents. Borrower is involved in such litigation and other disputes as are listed on the attached Schedule of Compliance Issues (if none, so state on said Schedule); and

(viii)	OFFICERS. Except as noted on the attached Schedule of Compliance Issues, none of the officers designated in Section 8.1(p) of the Loan Agreement has resigned, been terminated or is no longer actively involved in the day to day management of Borrower.

The undersigned has executed this certificate as of             , 201  .

Signature: /s/ Jeff Winzeler

By (printed name and title): Jeff Winzeler, CFO

SCHEDULE OF FINANCIAL STATEMENT EXCEPTIONS

Category of Disclosure	Financial Date	Comments (if none, state “none”)
General Exceptions:

Off-Balance Sheet:

Related Party Transactions:

SCHEDULE OF COMPLIANCE ISSUES

Parties Involved	Date of filing/incident	Nature of Dispute or Issue (if none, state “none)”
Compliance Issues:

Litigation Issues:

Officer Issues:

Signatory Initials:	/s/ JW

EXHIBIT B

FUNDING REQUEST NO.

FOR

LOAN AND SECURITY AGREEMENT NO. V15102

BY AND BETWEEN

ARES VENTURE FINANCE, L.P., AS LENDER

AND

EVERSPIN TECHNOLOGIES, INC., AS BORROWER

Borrower hereby requests an advance under the terms of the above described Loan and Security Agreement (the “Loan Agreement”) in the original principal amount of                      Dollars ($                    ).

Borrower hereby acknowledges and agrees that (a) no event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred, (b) the representations and warranties contained in the Loan Agreement are true and correct in all material respects on and as of the date hereof (except for representations and warranties which speak to another date, which are true and correct as of such date), (c) as of the date hereof, no Default or Event of Default exists or will result from the making of the advance requested hereby, and (d) all Conditions Precedent to the making of this advance by Lender set forth in the Loan Agreement either have been satisfied or will be satisfied as a result of Lender making this advance.

The advance requested hereby shall be secured by the Collateral, as defined in the Loan Agreement.

The undersigned certifies that the undersigned is a duly authorized signatory of Borrower, and that as such the undersigned is authorized to execute this request on behalf of Borrower.

Everspin Technologies, Inc.

By:	/s/ Jeff Winzeler
Name:	Jeff Winzeler
Its:	CFO

Date:

EXHIBIT C

BORROWING BASE CERTIFICATE

FOR

LOAN AND SECURITY AGREEMENT NO. V15102

BY AND BETWEEN

ARES VENTURE FINANCE, L.P., AS LENDER

AND

EVERSPIN TECHNOLOGIES, INC., AS BORROWER